EXECUTION VERSION

CREDIT AGREEMENT

among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

VARIOUS LENDERS,

THE CO-DOCUMENTATION AGENTS HEREIN NAMED,

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT,

and

THE BANK OF NOVA SCOTIA, CITICORP NORTH AMERICA, INC. and THE ROYAL BANK OF SCOTLAND PLC,

as CO-SYNDICATION AGENTS

BANC OF AMERICA SECURITIES LLC,
as SOLE LEAD ARRANGER and JOINT BOOK RUNNING MANAGER

THE BANK OF NOVA SCOTIA and CITIGROUP GLOBAL MARKETS, INC.,
as JOINT BOOK RUNNING MANAGERS

__________________________________

Dated as of June 29, 2007
__________________________________

___________________________________________________________________________ >TABLE OF CONTENTS

Page

SECTION 1. 1.01 1.02 1.03 1.04 1.05 1.06 1.07 1.08 1.09 1.10 1.11 1.12 1.13 1.14 SECTION 2. SECTION 3. 3.01 3.02 3.03 SECTION 4. 4.01	AMOUNT AND TERMS OF CREDIT
The Commitments
Minimum Amount of Each Borrowing
Notice of Borrowing
[RESERVED]
Disbursement of Funds
Notes
Conversions
Pro Rata Borrowings
Interest
Interest Periods
Increased Costs, Illegality, etc.
Compensation
Lending Offices; Changes Thereto
Replacement of Lenders
[RESERVED]
FEES; REDUCTIONS OF COMMITMENT
Fees
[RESERVED]
Mandatory Reduction of Commitments
PREPAYMENTS; PAYMENTS; TAXES
Voluntary Prepayments

4.02	Mandatory Repayments. (a) Unless the Required Lenders otherwise agree, all Loans shall be repaid in full on the date on which a Change of Control occurs.

4.03 4.04 SECTION 5. 5.01 5.02 5.03 5.04 5.05 5.06 5.07 5.08 5.09 5.10 5.11 5.12 5.13 SECTION 6. SECTION 7. 7.01 7.02	Method and Place of Payment
Net Payments
CONDITIONS PRECEDENT
Execution of Agreement; Notes
Opinions of Counsel
Corporate Documents; Proceedings; etc.
Fees, etc.
Revolver Repayment; etc.
Outstanding Indebtedness and Preferred Stock; Subordination Agreement
Adverse Change, etc.
Litigation
[RESERVED]
Projections; Solvency Certificate
Notice of Borrowing
No Default; Representations and Warranties
Requirements of Law
[RESERVED].
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
Existence; Compliance with Law
Power; Authorization; Enforceable Obligations

7.03	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.

7.04
7.05
7.06
7.07
7.08
7.09
7.10
7.11
7.12
7.13
7.14
7.15
7.16
7.17
SECTION 8.
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
SECTION 9.
9.01
9.02
9.03
9.04
9.05
9.06
9.07
9.08
SECTION 10.
10.01
10.02
10.03
10.04
10.05
10.06
10.07
10.08
10.09
10.10
10.11
SECTION 11.
11.01
SECTION 12.
12.01
12.02
12.03
12.04
12.05
12.06
12.07
12.08
12.09
SECTION 13.
13.01
13.02
13.03
13.04
13.05
13.06
13.07
Litigation
True and Complete Disclosure
Use of Proceeds
Taxes
Compliance with ERISA
Property
[RESERVED]
Compliance with Statutes, etc.
Investment Company Act
Public Utility Holding Company Act
Environmental Matters
Labor Relations
Intellectual Property, Licenses, Franchises and Formulas
Scheduled Existing Indebtedness, etc.
AFFIRMATIVE COVENANTS
Information Covenants
Books, Records and Inspections
Maintenance of Insurance
Corporate Franchises
Compliance with Statutes, etc.
ERISA
End of Fiscal Years; Fiscal Quarters
Performance of Obligations
Maintenance of Properties
[RESERVED]
Payment of Taxes
Further Assurances
NEGATIVE COVENANTS
Liens
Consolidation, Merger, Sale of Assets, Lease Obligations, etc.
Restricted Payments
Consolidated Interest Coverage Ratio
Maximum Consolidated Leverage Ratio
Business
Restriction on Incurrence of Intercompany Debt, etc.
Transaction with Affiliates.
EVENTS OF DEFAULT
Payments
Representations, etc.
Covenants
Default Under Other Agreements
Bankruptcy, etc.
ERISA
Guaranties
Judgments
Change of Control
[RESERVED]
Subordination Agreement
DEFINITIONS AND ACCOUNTING TERMS
Defined Terms
THE AGENTS
Appointment
Nature of Duties
Lack of Reliance on the Agents
Certain Rights of the Agents
Reliance
Indemnification
Each Agent in its Individual Capacity
Holders
Resignation by, or Removal of, the Agents
MISCELLANEOUS
Payment of Expenses, etc.
Right of Setoff
Notices
Benefit of Agreement; Assignments; Participations
No Waiver; Remedies Cumulative
Payments Pro Rata
Calculations; Computations

13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

13.09Counterparts
13.10Effectiveness
13.11Headings Descriptive
13.12Amendment or Waiver; etc.
13.13Survival
13.14Domicile of Loans
13.15Register
13.16[RESERVED]
13.17Confidentiality
13.18Patriot Act
13.19Post-Closing Actions

I SCHEDULE II SCHEDULE III SCHEDULE 5.06 SCHEDULE 7.07 SCHEDULE 7.17 SCHEDULE 9.01	Commitments Lender Addresses and Applicable Lending Offices Post Closing Actions Subsidiary Preferred Stock Taxes Scheduled Existing Indebtedness Existing Liens
EXHIBIT A-1 EXHIBIT A-2 EXHIBIT B-1 EXHIBIT B-2 EXHIBIT C EXHIBIT D-1 EXHIBIT D-2 EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H	Notice of Borrowing
Notice of Conversion/Continuation
B-1 Term Note
B-2 Term Note
Section 4.04(b)(ii) Certificate
Opinion of Weil, Gotshal & Manges LLP, special counsel to the Borrower
Opinion of Venable LLP, special Maryland counsel to the Borrower
Officers’ Certificate
Subordination Agreement
Subsidiaries Guaranty
Assignment and Assumption Agreement

CREDIT AGREEMENT, dated as of June 29, 2007, among STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Borrower”), the Lenders party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC as sole Lead Arranger (in such capacity, the “Lead Arranger”) and Joint Book Running Manager, THE BANK OF NOVA SCOTIA and CITIGROUP GLOBAL MARKETS INC., as Joint Book Running Managers, THE BANK OF NOVA SCOTIA, CITICORP NORTH AMERICA, INC and THE ROYAL BANK OF SCOTLAND as Co-Syndication Agents, CALYON NEW YORK BRANCH, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, DEUTSCHE BANK AG NEW YORK BRANCH, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, JPMORGAN CHASE BANK, N.A., MIZUHO CORPORATE BANK, LTD and SUMITOMO MITSUI BANKING CORPORATION, NEW YORK, as Senior Managing Agents, and BANCA NATIONALE DEL LAVORO S.P.A. AND MORGAN STANLEY BANK, as Managing Agents (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:
SECTION 1.	Amount and Terms of Credit.

1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a B-1 Term Loan Commitment severally agrees to make a term loan or term loans (each, an “B-1 Term Loan” and, collectively, the “B-1 Term Loans”) to the Borrower, which B-1 Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.11(b), all B-1 Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B-1 Term Loan Commitment of such Lender on the Closing Date. Once repaid, B-1 Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a B-2 Term Loan Commitment severally agrees to make a term loan or term loans (each, a “B-2 Term Loan” and, collectively, the “B-2 Term Loans”) to the Borrower, which B-2 Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.11(b), all B-2 Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B-2 Term Loan Commitment of such Lender on the Closing Date. Once repaid, B-2 Term Loans incurred hereunder may not be reborrowed.

1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount for the respective Type and Tranche of Loans to be made or maintained pursuant to the respective Borrowing. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans in the aggregate.

1.03 Notice of Borrowing. Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.11, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute B-1 Term Loans or B-2 Term Loans, (iv) whether the Loans to be made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans, and (v) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

1.04 [RESERVED](a) .

1.05 Disbursement of Funds. No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 1.08) of each such Borrowing requested to be made on such date in the manner provided below. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will make available to the Borrower by depositing to its relevant account as directed by the Borrower, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and, to the extent such corresponding amount has previously been disbursed to the Borrower, the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate as in effect from time to time and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.09. Nothing in this Section 1.05 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans required to be made by it hereunder.

1.06 Notes. (a) Subject to the provisions of the following clause (c), the Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender to the Borrower shall be evidenced (i) if B-1 Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “B-1 Term Note” and, collectively, the “B-1 Term Notes”), and (ii) if B-2 Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “B-2 Term Note” and, collectively, the “B-2 Term Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it to the Borrower and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation, or any error in such notation, shall not affect the Borrower’s obligations in respect of such Loans. Each Lender’s internal records of the amount of each Loan made by it and each payment in respect thereof shall be final and conclusive absent manifest error.

(c) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders with Loans of the respective Tranches which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans or to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

1.07 Conversions. The Borrower shall have the option to convert, on any Business Day occurring after the Closing Date, all or a portion equal to at least the Minimum Borrowing Amount (for the Type of Loan into which the conversion is being made), of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans under a single Tranche into a Borrowing or Borrowings of another Type of Loan under such Tranche, provided that, (i) if Eurodollar Loans are converted into Base Rate Loans on a date other than the last day of an Interest Period applicable to the Loans being converted, the Borrower shall compensate the applicable Lenders for any breakage costs incurred in connection therewith as set forth in Section 1.12, (ii) no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount for Eurodollar Loans, (iii) unless the Required Lenders otherwise agree, Base Rate Loans may not be converted into Eurodollar Loans if any Event of Default exists on the date of conversion, and (iv) no conversion pursuant to this Section 1.07 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ prior notice substantially in the form of Exhibit A-2 hereto (each, a “Notice of Conversion”) specifying the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.08 Pro Rata Borrowings. All Borrowings of B-1 Term Loans and B-2 Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their B-1 Term Loan Commitments or B-2 Term Loan Commitments, as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.09 Interest. (a) The Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date of the Borrowing thereof until the earlier of (x) the maturity thereof (whether by acceleration, prepayment or otherwise) and (y) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.07, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of the Borrowing thereof until the earlier of (x) the maturity thereof (whether by acceleration, prepayment or otherwise) and (y) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.07, 1.10 or 1.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder or under any other Credit Documents shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loan and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Loans that are maintained at Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods to be applicable to Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.10 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period or, if agreed to by each Lender participating in a Borrowing of such Eurodollar Loan, a one-week period, nine-month period or one-year period, provided that:

(i) all Eurodollar Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing of Eurodollar Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when any Event of Default is in existence; and

(vi) no Interest Period in respect of any Borrowing under a given Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans, in any such case effective as of the expiration date of such current Interest Period.

1.11 Increased Costs, Illegality, etc. (a) If any Lender (or, with respect to clause (i) below, the Administrative Agent) shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change arising after the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements (except to the extent included in the computation of the Eurodollar Rate or covered by Section 1.11(d)) or any special deposit, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) and/or (y) other circumstances since the Effective Date affecting the applicable interbank market; or

(iii) at any time after the Effective Date, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having the force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the applicable interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon its written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.11(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.11(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.11(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, request the affected Lender to convert such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.11(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided that, if more than one Lender is affected at any time as described above in this clause (b), then all affected Lenders must be treated the same pursuant to this Section 1.11(b).

(c) If at any time after the Effective Date any Lender determines that the introduction of or any change (which introduction or change shall have occurred after the Effective Date) in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the National Association of Insurance Commissioners (“NAIC”) or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.11(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) If any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Eurodollar Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Eurodollar Loan is determined or any category of extensions of credit or other assets which includes loans of the same or similar type as any Eurodollar Loans, then, unless such reserves are already being charged for pursuant to Section 1.11(a)(ii), such Lender shall promptly notify the Borrower in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such Eurodollar Loans or, if later, on written demand therefor by such Lender.

1.12 Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans, but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not rescinded or deemed rescinded pursuant to Section 1.11(a) or (b)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Lender, (y) any election made pursuant to Section 1.11(b) or (z) the replacement of any Lender pursuant to Section 1.14.

1.13 Lending Offices; Changes Thereto. (a)  Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made by such Lender; provided that, for designations made after the Closing Date, to the extent such designation shall result in increased costs under Section 1.11 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c), Section 1.11(d) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer (as determined in such Lender’s sole discretion) no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.11 and 4.04.

1.14 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c), Section 1.11(d) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of the refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Event of Default and no Specified Default will exist immediately after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent; provided that:

(i) any Replacement Lender in a replacement pursuant to this Section 1.14 (with each such replacement being herein called a “Replacement”) shall be required to comply with the requirements of Section 13.04(b) and at the time of any Replacement the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and shall pay all fees payable pursuant to said Section 13.04(b)) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof amounts equal to the sum of (I) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (II) all accrued, but theretofore unpaid, Fees (if any) owing to the Replaced Lender pursuant to Section 3.01; and

(ii) all Obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.11, 1.12, 1.16, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.

SECTION 2.	[RESERVED].

SECTION 3.	Fees; Reductions of Commitment.

3.01 Fees. Each Borrower shall pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

3.02 [RESERVED].

3.03 Mandatory Reduction of Commitments. (a)  The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on July 5, 2007, unless the Closing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total B-1 Term Loan Commitment (and the B-1 Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of B-1 Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total B-2 Term Loan Commitment (and the B-2 Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of B-2 Term Loans on such date).

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans of any Tranche (as selected by the Borrower), without premium or penalty, in whole or in part, at any time and from time to time on the following terms and conditions:

(i) the Borrower shall give the Administrative Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of (1) its intent to prepay such Loans, (2) whether B-1 Term Loans or B-2 Term Loans shall be prepaid, (3) the amount of such prepayment and the Types of Loans to be prepaid and (4) in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, with such notice to be given by the Borrower prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment, and to be transmitted promptly by the Administrative Agent to each of the Lenders with Loans of the respective Tranche and Type;

(ii) each prepayment shall be in an aggregate principal amount at least equal to the Minimum Borrowing Amount for the applicable Tranche and Type of Loans, provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for such Tranche and Type of Loans, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto shall have no force or effect; and

(iii) each prepayment in respect of any Loans under a given Tranche made pursuant to a given Borrowing shall be applied pro rata among such Loans comprising such Borrowing.

4.02 Mandatory Repayments. (a) Unless the Required Lenders otherwise agree, all Loans shall be repaid in full on the date on which a Change of Control occurs.

(b) All B-1 Term Loans shall be repaid in full on the B-1 Term Loan Maturity Date, and all B-2 Term Loans shall be repaid in full on the B-2 Term Loan Maturity Date.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 Noon (New York City time)) like funds relating to the payment of principal, interest or Fees ratably to the Lenders entitled thereto. Any payments under this Agreement which are made later than 12:00 Noon (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest and fees shall be payable at the applicable rate during such extension.

4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, deduction, counterclaim or other defense. Except as provided in Sections 4.04(b) and (c), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for any additional amount of taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent and the applicable Lender within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of official tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to the last sentence of Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the U.S. Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) Each Lender shall use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish any information as reasonably requested by the Borrower pursuant to any applicable treaty, law or regulation if the making of such filing or the furnishing of such information would avoid the need for or reduce the amount of any additional amounts payable by the Borrower and would not, in the sole discretion of such Lender, be disadvantageous to such Lender.

SECTION 5. Conditions Precedent. The obligation of each Lender to make Loans on the Closing Date, is subject to the satisfaction of the following conditions:

5.01 Execution of Agreement; Notes. On or prior to the Closing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders (subject to Section 1.06(c)) the appropriate Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02 Opinions of Counsel. On the Closing Date, the Agents shall have received from (i) Weil, Gotshal & Manges LLP, special counsel to the Borrower, an opinion addressed to the Agents and each of the Lenders and dated the Closing Date in the form set forth as Exhibit D-1, (ii) Venable LLP, special Maryland counsel to the Borrower, an opinion addressed to the Agents and each of the Lenders and dated the Closing Date in the form set forth as Exhibit D-2, and (iii) such other special and local counsel as may be reasonably required by any Agent, an opinion addressed to the Agents and the Lenders and dated the Closing Date, and in each case covering such other matters incident to the transactions contemplated herein as any Agent may reasonably request.

5.03 Corporate Documents; Proceedings; etc. (a)  On the Closing Date, the Agents shall have received a certificate of the Borrower, dated the Closing Date, signed by an Authorized Officer of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, in the form of Exhibit E with appropriate insertions, together with copies of the declaration of trust, certificate of incorporation or partnership agreement (or other equivalent organizational document) and by-laws of the Borrower and the resolutions of the Borrower referred to in such certificate, and the foregoing shall be reasonably acceptable to the Agents.

(b) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agents and the Required Lenders, and the Agents shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals and good standing certificates if any, which the Agents reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

5.04 Fees, etc. On the Closing Date, all costs, fees and expenses, and all other costs contemplated by this Agreement, due to the Agents (including, without limitation, legal fees and expenses) shall have been paid to the extent then due.

5.05 Revolver Repayment; etc. On or prior to the Closing Date, the Borrower shall have prepaid approximately $1,000,000,000 of outstanding Loans under, and as defined in, the Existing Credit Agreement (with no required reduction of commitments under the Existing Credit Agreement), together with accrued and unpaid interest thereon (the “Revolver Repayment”).

5.06 Outstanding Indebtedness and Preferred Stock; Subordination Agreement. (a)  On the Closing Date, and after giving effect to the transactions described above, the Borrower and its Subsidiaries shall have no outstanding Indebtedness or Preferred Stock other than (i) Indebtedness pursuant to this Agreement, (ii) the Preferred Stock issued by certain Subsidiaries of the Borrower described on Schedule 5.06 hereto and (iii) the Scheduled Existing Indebtedness identified in Schedule 7.17 hereto (with, in the case of Intercompany Existing Indebtedness, normal fluctuations in the outstanding principal amounts thereof from the date of such Schedule), which shall remain outstanding and in effect after giving effect to the Transaction, with no defaults or events of default existing thereunder, with such exceptions as are satisfactory to the Agents.

(b) On or prior to the Closing Date, the Borrower and each Subsidiary of the Borrower that is an obligee with respect to any Intercompany Debt shall have duly authorized, executed and delivered a Subordination Agreement in the form of Exhibit F (as amended, modified and/or supplemented from time to time, the “Subordination Agreement”), and the Subordination Agreement shall be in full force and effect.

5.07 Adverse Change, etc. (a)  Since December 31, 2006, except as otherwise publicly disclosed by the Borrower in a filing with the SEC after such date, nothing shall have occurred (and neither any Agent nor the Lenders shall have become aware of any facts, conditions or other information not previously known to it) which any Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with any Credit Event and the Transaction, the other transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon any Credit Event or the Transaction or the other transactions contemplated by the Credit Documents.

5.08 Litigation. On the Closing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Credit Document or any documentation executed in connection herewith or therewith or the transactions contemplated hereby or thereby, or which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.09 [RESERVED].

5.10 Projections; Solvency Certificate. On or prior to the Closing Date, there shall have been delivered to the Lenders:

(i) projected financial and cash flow statements for the Borrower and its Subsidiaries for the period from the Closing Date to and including at least December 31, 2010 (the “Projections”), which Projections (x) shall reflect the forecasted financial condition, income and expenses and cash flows of the Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and thereby and (y) shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders; and

(ii) a solvency certificate from the chief financial officer or treasurer of the Borrower in form and substance satisfactory to the Agents and the Required Lenders, addressed to the Agents and the Lenders and dated the Closing Date, setting forth the conclusions that, after giving effect to the Transaction, the Borrower and its Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in their business and will not have incurred debts beyond their ability to pay debts as they mature.

5.11 Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03.

5.12 No Default; Representations and Warranties. At the time of the incurrence of Loans on the Closing Date and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.13 Requirements of Law. The incurrence of Loans on the Closing Date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently and no litigation shall be pending or threatened, which in the good faith judgment of any Agent or the Required Lenders would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the incurrence of the Loans or the Borrower’s obligations with respect thereto.

The occurrence of the Closing Date and the acceptance of the proceeds of each Loan on the Closing Date shall constitute a representation and warranty by the Borrower to the Agents and each of the Lenders that all of the conditions specified in Section 5 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders.

SECTION 6. [RESERVED].

SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of the Closing Date and the incurrence of the Loans on the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

7.01 Existence; Compliance with Law. The Borrower and each of its Subsidiaries (i) is a real estate investment trust or a corporation, limited liability company or limited partnership, or a qualified REIT subsidiary as specified herein, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) is duly qualified as a foreign corporation, limited liability company, limited partnership or REIT subsidiary and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate could not reasonably be expected to have a Material Adverse Effect; (iii) has all requisite corporate, limited liability company, partnership or other power and authority and the legal right to own, pledge and mortgage its properties, to lease (as lessee) the properties that it leases as lessee, to lease or sublease (as lessor) the properties it owns and/or leases (as lessee) and to conduct its business as now or currently proposed to be conducted; (iv) is in compliance with its declaration of trust or certificate of formation, by-laws, regulations or partnership or operating agreement or other organizational documents, as appropriate; (v) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate could not reasonably be expected to have a Material Adverse Effect; and (vi) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, leasing and conduct, except for licenses, permits, consents or approvals the failure to obtain, file or give notice of, in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.02 Power; Authorization; Enforceable Obligations. (a) The execution, delivery and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby:

(i) are within the Borrower’s corporate, partnership, limited liability company or trust powers, as appropriate;

(ii) have been duly authorized by all necessary corporate, partnership, limited liability company or trust action, as appropriate, including, without limitation, the consent of stockholders, general and/or limited partners and members where required;

(iii) do not and will not (A) contravene the Borrower’s or any of its Subsidiary’s respective declaration of trust, certificate of incorporation or formation or by-laws, regulations, partnership agreement, operating agreement or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of the Borrower or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any of the Assets of the Borrower or any of its Subsidiaries; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been obtained or made, and each of which is in full force and effect.

(b) This Agreement and each of the other Credit Documents has been duly executed and delivered by the Borrower. This Agreement and each other Credit Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor’s rights and remedies generally.

7.03 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated financial statements and financial statement schedules of the Borrower and its Subsidiaries, as of December 31, 2004, 2005 and 2006, filed with the SEC as part of the Borrower’s annual report on Form 10-K, fairly present in all material respects the consolidated results of operations of the Borrower and its Subsidiaries for the respective Fiscal Years ended on such dates, and the consolidated financial position of the Borrower and its Subsidiaries as at the dates of such balance sheets. Furthermore, the consolidated financial statements of the Borrower and its Subsidiaries, as at March 31, 2007 and for the three-month period ended on such date, filed with the SEC as part of the Borrower’s quarterly report on Form 10-Q, fairly present in all material respects the consolidated results of operations of the Borrower and its Subsidiaries for the three-month period ended on such date, and the consolidated financial position of the Borrower and its Subsidiaries at the date of such balance sheet. All such financial statements have been prepared in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes in the case of the March 31, 2007 financial statements.

(b) Since December 31, 2006 (but, for this purpose, assuming that the Transaction had been consummated on such date), except as otherwise publicly disclosed by the Borrower in a filing with the SEC after such date, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (a) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis will exceed their or its respective debts; (b) the Borrower and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis have or has not incurred and do or does not intend to incur, and do or does not believe that they or it will incur, debts beyond their or its ability to pay such debts as such debts mature; and (c) the Borrower and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis will have sufficient capital with which to conduct their or its respective businesses. For purposes of this Section 7.03(c), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(d) Except as disclosed in the financial statements delivered pursuant to Section 7.03(a) and the Indebtedness incurred in connection with the Transaction, there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, has had or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Section 7.03(a) which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(e) On and as of the Closing Date, the Projections have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which knowingly fail to take into account material information regarding the matters reported therein; it being understood, however, that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved. On the Closing Date, the Borrower believes that the Projections are reasonable and attainable based upon the then known facts and circumstances, it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved.

7.04 Litigation. There are no pending or, to the best knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower, any of its Subsidiaries or any other Credit Party, or any of their respective Assets or revenues before any court, Governmental Authority or arbitrator, that in the aggregate have had, or could reasonably be expected to have, a Material Adverse Effect. The performance of any action by any Credit Party required or contemplated by any of the Credit Documents is not, to the best knowledge of the Borrower, restrained or enjoined (either temporarily, preliminarily or permanently), and, to the best knowledge of the Borrower, no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of the foregoing transactions contemplated by the aforementioned documents.

7.05 True and Complete Disclosure. All factual information (other than the Projections, which are covered in Section 7.03(e)) (taken as a whole) furnished by the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.06 Use of Proceeds. (a) The proceeds of the Loans shall be utilized by the Borrower on the Closing Date to finance the Revolver Repayment, to the pay the fees and expenses incurred in connection with the Transaction and for other general corporate purposes.

(b) Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X.

(c) On the Closing Date (after giving effect to the consummation of the Transaction), not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole will constitute Margin Stock.

7.07 Taxes. All federal, state, local and foreign tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower and its Subsidiaries or any Tax Affiliate thereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings if (i) adequate reserves therefor have been established on the books of the Borrower, such Subsidiary or such Tax Affiliate in conformity with GAAP and (ii) all such non-payments in the aggregate have, and will have, no Material Adverse Effect. Proper and accurate amounts have been withheld by the Borrower and each of its Subsidiaries and Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Except as otherwise disclosed on Schedule 7.07, none of the Borrower or any of its Subsidiaries or Tax Affiliates has (i) executed or filed with the U.S. Internal Revenue Service any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges; (ii) agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (iii) any obligation under any written tax sharing agreement.

7.08 Compliance with ERISA. (a) Except as would not result in any material liability, each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and, except as would not result in any material liability, with all applicable laws, including, without limitation, ERISA and the Code; except as would not result in a material liability, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received or is in the process of seeking a determination letter from the U.S. Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; except as would not result in a material liability, no Reportable Event has occurred during the last 5 years; except as would not result in a material liability, no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; except as would not result in a material liability, no Plan which is not a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) has an Unfunded Current Liability; except as would not result in a material liability, no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Sections 303 or 304 of ERISA; except as would not result in a material liability, all contributions required to be made with respect to a Plan by the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect; no condition exists which presents a risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code which could reasonably be expected to result in a Material Adverse Effect; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA which could reasonably be expected to result in a Material Adverse Effect; except as would not result in any material liability, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and their ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the Closing Date, would not exceed an amount which would have a Material Adverse Effect; except as would not result in any material liability, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; except as would not result in a material liability, each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; except as would not result in a material liability, no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, with respect to Plans that are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) and Plans that are not currently maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, the representations and warranties in this Section 7.08 are made to the best knowledge of the Borrower.

(b) Except as would not result in any material liability, each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Except as would not result in a material liability, all contributions required to be made with respect to a Foreign Pension Plan have been timely made. Except as would not result in any material liability, neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended Fiscal Year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities to an extent which could reasonably be expected to have a Material Adverse Effect.

(c) The assets of the Borrower and each other Credit Party do not constitute “plan assets” within the meaning of DOL Regulation Section 2510.3-101.

7.09 Property. Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties owned by it, and a valid leasehold interest in all material property leased by it, including (in each case) all material property reflected in the most recent historical balance sheet referred to in Section 7.03(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as otherwise permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.10 [RESERVED].

7.11 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law, except such noncompliances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.13 Public Utility Holding Company Act. Neither any Credit Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.14 Environmental Matters. (a) The Borrower and each of its Subsidiaries have complied with, and on the Closing Date are in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership or operation by the Borrower or any of its Subsidiaries of any Real Property no longer owned or operated by the Borrower or any of its Subsidiaries) or any Real Property owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned or operated by the Borrower or any of its Subsidiaries but no longer owned or operated by the Borrower or any of its Subsidiaries) or, to the best knowledge of the Borrower, any real property adjoining or adjacent to any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries, or (ii) to cause any Real Property owned or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions imposed by Environmental Laws on the nature of the use or the transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment, storage or transportation has violated or would reasonably be expected to violate any applicable Environmental Law. Hazardous Materials have not been Released on or from any Real Property owned or operated by the Borrower or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate any applicable Environmental Law.

(c) Notwithstanding anything to the contrary in preceding clauses (a) and (b) of this Section 7.14, the representations made in preceding clauses (a) and (b) of this Section 7.14 shall not be untrue unless the aggregate effect of all violations, Environmental Claims, facts, circumstances, conditions, occurrences, restrictions, failures and noncompliances subject to or governed by Environmental Laws would reasonably be expected to have a Material Adverse Effect.

7.15 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.16 Intellectual Property, Licenses, Franchises and Formulas. The Borrower and each of its Subsidiaries owns, or has the right to use, all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including, but not limited to, rights in computer programs and databases) and formulas, or other rights with respect to the foregoing, or has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

7.17 Scheduled Existing Indebtedness, etc. (a) Schedule 7.17 sets forth a true and complete list of all Indebtedness of the Borrower and each of its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the “Scheduled Existing Indebtedness”), in each case, showing the aggregate principal amount thereof and the name of the respective borrower. Part I of Schedule 7.17 lists all Scheduled Existing Indebtedness owed to any Person other than the Credit Parties and their Subsidiaries (collectively, “Third Party Existing Indebtedness”) and Part II of Schedule 7.17 lists all Scheduled Existing Indebtedness (with such normal fluctuations in the principal amount thereof since the date of such Schedule) owed to any other Credit Party or any Subsidiary thereof (the “Intercompany Existing Indebtedness”).

(b) As of the Closing Date, the Existing Senior Notes are not guaranteed by any Person.

SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans and Notes, together with interest, Fees and all other Obligations (other than contingent indemnification obligations) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. The Borrower will furnish to the Lenders:

(a) Quarterly Financial Statements. Within 55 days after the close of the first three quarterly accounting periods in each Fiscal Year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period, and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior Fiscal Year, all of which shall be certified by the chief financial officer of the Borrower (or by the Senior Vice President and Treasurer or Senior Vice President and Corporate Controller of the Borrower), subject only to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during the quarterly and year-to-date periods.

(b) Annual Financial Statements. Within 100 days after the close of each Fiscal Year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified (without qualification) by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the respective financial statements, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during the respective Fiscal Year.

(c) Budgets. (x) On March 1 of each Fiscal Year, a budget for such Fiscal Year prepared by the Borrower (on a consolidated basis) in reasonable detail and in form reasonably satisfactory to the Administrative Agent and accompanied by the statement of a senior financial officer of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the chief financial officer of the Borrower (or by the Senior Vice President and Treasurer or Senior Vice President and Corporate Controller of the Borrower), in form satisfactory to the Agents, to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02, 9.01, 9.04 and 9.05 at the end of such fiscal quarter or Fiscal Year, as the case may be, (y) set forth its Unsecured Debt Ratings and (z) set forth the calculations required to establish the Applicable Margin.

(e) Notice of Default or Litigation. Promptly, and in any event within five Business Days (or ten Business Days in the case of following clause (ii)) after any Authorized Officer of any Credit Party obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and (ii) any litigation or governmental investigation or proceeding pending (x) against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (y) with respect to any material Indebtedness of any Credit Party or any of its Subsidiaries or (z) with respect to any Credit Document.

(f) Environmental Matters. Promptly upon, and in any event within fifteen Business Days after, an Authorized Officer of any Credit Party obtains knowledge thereof, notice of one or more of the following matters subject to or governed by Environmental Laws (in each case, describing in reasonable detail the nature of the respective Environmental Matter and the respective Credit Party’s or Subsidiary’s intended response thereto), unless such Environmental Matters would not, individually or when aggregated with all other such Environmental Matters, be reasonably expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries that (a) results in noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned or operated by such Credit Party or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the nature of the use or transferability by the respective Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Materials on any Real Property owned or operated by such Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority (with the items described in this clause (iv) and above in preceding clauses (i) through (iii) being herein called, collectively, “Environmental Matters”).

In addition, the Borrower or any of its Subsidiaries will provide the Lenders with copies of all material communications between the Borrower or any of its Subsidiaries and any Governmental Authority relating to Environmental Laws which could reasonably be expected to have a Material Adverse Effect.

(g) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as either Agent or any Lender may reasonably request.

(h) Amendments to Existing Credit Agreement. Promptly upon the execution and delivery thereof by the Borrower, any amendment, waiver, consent or other modification of the Existing Credit Agreement, each as contemplated by Section 13.12(c).

Documents required to be delivered pursuant to Section 8.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address furnished in writing to the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 8.01(d) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

8.02 Books, Records and Inspections. The Borrower will, and will cause each Subsidiary to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Upon prior notice, the Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of any Agent or any Lender to visit and inspect, during regular business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as such Agent or such Lender may request.

8.03 Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance in such types and in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business (including, if so required, terrorism insurance) and as is otherwise reasonably acceptable to the Administrative Agent, and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Notwithstanding the foregoing, the Borrower may self-insure with respect to such risks with respect to which companies of established repute engaged in the same or similar business in the same general area usually self-insure; provided that the terms of such self-insurance (including any reserves established in connection therewith) shall be reasonably acceptable to the Administrative Agent.

8.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that (i) nothing in this Section 8.04 shall prevent (x) transactions permitted under Section 9.02 or (y) the liquidation of any Subsidiary (which Subsidiary is not itself a Credit Party) if the Borrower determines that such liquidation could not reasonably be expected to have a Material Adverse Effect and (ii) neither the Borrower nor any such Subsidiary shall be required to preserve any right, franchise, license or patent its existence (other than the corporate or other applicable existence of each Credit Party) or if, in the good faith business judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such existence, right, franchise, license or patent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including, without limitation, all Environmental Laws and the rules and regulations thereunder), except such noncompliances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at, or transported to or from, any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as is reasonably required in connection with the operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b) Within 5 Business Days after the Borrower is required by applicable law, statute, rule or regulation, the Borrower shall file (or cause to be filed) with the SEC all reports, financial information and certifications required by applicable law, statute, rule or regulation.

8.06 ERISA. As soon as reasonably practicable and, in any event, within fifteen (15) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver, or cause to be delivered, to the Lenders a certificate of the chief financial officer, treasurer or controller of the Borrower setting forth the reasonable details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan Administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by the Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a notice (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made by the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or could reasonably be expected to incur any material increase in liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or that the Borrower or any Subsidiary of the Borrower could reasonably be expected to incur any material increase in liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to such Lender (i) upon the request of such Lender, a complete copy of the annual report (on U.S. Internal Revenue Service Form 5500-series) of each Plan which is not a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the U.S. Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC or any other governmental agency with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC or any other governmental agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Lenders no later than fifteen (15) days after the date such records, documents, and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by the Borrower, any Subsidiary or any ERISA Affiliate, as applicable. Notwithstanding the foregoing, no statement or notice described in this Section 8.06 shall be required to be provided unless the event or events to which such statement or notice relate could individually or in the aggregate be expected to result in liability to the Borrower, its Subsidiaries and their ERISA Affiliates in excess of $5,000,000.

8.07 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of its Subsidiaries’, Fiscal Years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a Fiscal Year ending December 31.

8.08 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.09 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep all property necessary to the business of the Borrower and each such Subsidiary in good working order and condition, ordinary wear and tear excepted, except such non-compliances with the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10 [RESERVED].

8.11 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries will be required to pay any such tax, assessment, charge, levy or claim which (x) is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles and (y) would not reasonably be expected to have a Material Adverse Effect.

8.12 Further Assurances. If at any time any Domestic Subsidiary of the Borrower becomes a “DRLB Guarantor” under, and as defined in, the Existing Credit Agreement or otherwise guarantees the obligations of the Borrower under the Existing Credit Agreement, such Domestic Subsidiary shall (x) execute and deliver to the Administrative Agent a Subsidiaries Guaranty in the form of Exhibit G (as amended, modified and/or supplemented from time to time, each a “Subsidiaries Guaranty”) and (y) execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such Subsidiary would have had to deliver if such Subsidiary were a Credit Party on the Closing Date (including officer’s certificate and opinions of counsel requested by the Administrative Agent).

SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans and Notes, together with interest, Fees and all other Obligations (other than contingent indemnification obligations) incurred hereunder and thereunder, are paid in full:

9.01 Liens. The Borrower will not, nor will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase or leaseback such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental or quasi-governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental or quasi-governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries which were incurred in the ordinary course of business and which (x) do not secure Indebtedness, (y) either (1) do not in the aggregate materially detract from the value of the respective property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and (z) do not secure obligations in excess of $75,000,000 at any time;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 9.01 (“Existing Liens”), and giving effect to any renewals, replacements and extensions of such Liens, in each case so long as (x) the principal amount of the obligations secured thereby is not increased as a result thereof (except to the extent any such incremental obligations are independently justified under (and applied as a utilization of the basket described in) Section 9.01(xiii) below) and (y) such renewals, replacements and extensions do not result in Liens applying to any Assets which are not already subject to the Liens securing the respective obligations being renewed, replaced or extended;

(iv) licenses, leases, sublicenses or subleases granted to other Persons not materially interfering with the conduct of the business of any Credit Party and its Subsidiaries taken as a whole;

(v) any Lien on any asset of the Borrower or any of its Subsidiaries (I) subject to Capitalized Lease Obligations or (II) securing other Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset (it being understood that, for this purpose, the acquisition of a Person is also an acquisition of the assets of such Person); provided that (x) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation or other Indebtedness, as the case may be, does not encumber any other asset of the Borrower or any Subsidiary of the Borrower and (y) except in the case of a Lien securing Capitalized Lease Obligations, any such Lien attaches to such asset concurrently with, or within 180 days after, the acquisition thereof, or such longer period, not to exceed 12 months, due to the Borrower’s or its respective Subsidiaries’ inability to retain the requisite governmental approvals with respect to such acquisition; provided further, that, in the case of any asset constituting Real Property, (i) the Lien attaches within 12 months after the latest of the acquisition thereof, the completion of construction thereon or the commencement of full operation thereof and (ii) the Indebtedness so secured does not exceed the sum of (x) the purchase price of such Real Property plus (y) the costs of such construction;

(vi) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and, except in the case of those arising out of a governmental taking or threatened governmental taking, not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vii) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(viii) Liens arising out of the existence of judgments, decrees or awards not constituting an Event of Default under Section 10.08, provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof);

(ix) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(x) Liens on property or assets acquired by the Borrower or any of its Subsidiaries, or on property or assets of a Subsidiary acquired by the Borrower or any of its Subsidiaries, in each case in existence at the time such acquisition is consummated, provided that such Liens are not incurred in connection with or in contemplation or anticipation of such acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xi) Liens resulting from the refinancing, renewal or extension of obligations secured by any Lien permitted by clauses (v) and (x) of this Section 9.01, so long as (x) the principal amount of the obligations secured thereby is not increased as a result thereof (except to the extent any such incremental obligations are independently justified under (and applied as a utilization of the basket described in) Section 9.01(xiii) below) and (y) such renewals, replacements and extensions do not result in Liens applying to any Assets which are not already subject to the Liens securing the respective obligations being renewed, replaced or extended;

(xii) intercompany Indebtedness owed by and among the Borrower, and any of its Wholly-Owned Subsidiaries may be secured by any Assets of the respective such obligor, so long as (x) any Subsidiary of the Borrower which is an obligee with respect to any such Indebtedness owed by a Credit Party shall have entered into the Subordination Agreement and (y) any such intercompany Indebtedness owed by a Credit Party shall at all times be subject to the provisions of the Subordination Agreement as, and to the extent, required thereby;

(xiii) Liens on Segregated Funds (and deposit accounts in which Segregated Funds are deposited) pledged by the Borrower or any of its Subsidiaries to secure Defeased Debt in accordance with the terms of the documentation governing the same; and

(xiv) Liens on Assets of the Borrower or any of its Subsidiaries and not otherwise permitted by the foregoing clauses (i) through (xii), so long as (I) the sum of the aggregate fair market value (as reasonably determined by the senior management of the Borrower) of the Assets secured by such Liens, does not exceed at any time 10% of Consolidated Net Tangible Assets (determined as of the date of the most recent incurrence of such Liens or related obligations (or any increase thereof) by reference to the then most recent date for which the Borrower has delivered (or was required to deliver, if such delivery has not been made) its financial statements under Section 8.01(a) or (b), as applicable) and (II) the Assets so encumbered have a value (as determined in good faith by senior management of the Borrower) reasonably related to the amount of the obligations secured thereby.

9.02 Consolidation, Merger, Sale of Assets, Lease Obligations, etc. The Borrower will not, nor will permit any of its Subsidiaries to, enter into transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any substantial part of the property or assets of the Borrower or such Subsidiary (other than inventory, goods, materials or equipment (in each case other than Real Property) in the ordinary course of business), unless: (i) no Specified Default or Event of Default then exists or would result therefrom, (ii) in the case of a merger or consolidation involving a Foreign Subsidiary Borrower, a Foreign Subsidiary Borrower is the surviving corporation of such merger or consolidation, and (iii) in the case of a merger or consolidation involving the Borrower or any other Credit Party and any other Person, the Borrower or such other Credit Party, as the case may be, shall be the surviving corporation of such merger or consolidation, provided that:

(1) the Borrower or such other Credit Party, as the case may be, shall not be required to be the surviving corporation of such merger or consolidation, so long as (x) the respective entity which survives such merger or consolidation assumes all of the obligations of the Borrower or such other Credit Party, as the case may be, under the Credit Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders, (y) the Required Lenders shall have consented thereto on such additional terms and conditions satisfactory to them and (z) such surviving entity shall have delivered such opinions of counsel and such other documentation (including revised Notes and evidence of good standing) as shall be reasonably requested by the Administrative Agent or any Lender;

(2) no Foreign Subsidiary Borrower shall be permitted to merge or consolidate with the Borrower and/or any other Credit Party, as applicable, except that, in the case of any such merger or consolidation with the Borrower, same shall be permitted if the Borrower is the surviving corporation of such merger or consolidation; and

(3) no Credit Party (other than the Borrower) shall be permitted to merge or consolidate with the Borrower and/or another Credit Party, as applicable, except that, in the case of any such merger or consolidation with the Borrower, same shall be permitted if the Borrower is the surviving corporation of such merger or consolidation.

9.03 Restricted Payments. The Borrower will not, nor will permit any of its Subsidiaries to, authorize, declare or pay any Dividends, except that:

(i) any Subsidiary of the Borrower may authorize, declare and pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) any Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary may authorize, declare and pay Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary); and

(iii) the Borrower and any of its Subsidiaries may authorize, declare or pay Dividends from time to time (in addition to those permitted pursuant to preceding clauses (i) and (ii)), so long as (x) no Specified Default or Event of Default exists at the time of the respective authorization, declaration or payment or would exist immediately after giving effect thereto and (y) calculations are made by the Borrower establishing compliance with the financial covenants contained in Sections 9.04 and 9.05 for the Reference Period, on a Pro Forma Basis (giving effect to the payment of the respective Dividend).

9.04 Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower to be less than 2:50:1.00.

9.05 Maximum Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of the Borrower to be greater than 4.50:1.00.

9.06 Business. The Borrower will not, nor will permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the Hotel Business.

9.07 Restriction on Incurrence of Intercompany Debt, etc. The Borrower will not, nor will permit any other Credit Party to, contract, create, incur or suffer to exist any Intercompany Debt, unless (x) the Subsidiary of the Borrower which is the obligee with respect to such Intercompany Debt is a party to the Subordination Agreement and (y) such Intercompany Debt is subordinated in right of payment to the Obligations of the respective Credit Party obligated with respect to such Intercompany Debt as, and to the extent, required by the Subordination Agreement; provided however that any Subsidiary of the Borrower created, formed or acquired after the Closing Date (or, if later, the most recent date of the required delivery of financial statements pursuant to Section 8.01(a) or (b)) that is an obligee with respect to any Intercompany Debt shall not be required to become a party to the Subordination Agreement (and the Intercompany Debt owed by a Credit Party to such Subsidiary shall not be required to be so subordinated in right of payment), until the first date of the required delivery of financial statements pursuant to Section 8.01(a) or (b) after the creation, formation or acquisition of such Subsidiary.

9.08 Transaction with Affiliates. The Borrower will not, nor will permit any of its Subsidiaries to, enter into any transaction (or series of related transactions) with any Affiliate of the Borrower or any of its Subsidiaries that is material to the Borrower and its Subsidiaries as a whole other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Loan or Note or any Fees or any other amounts owing hereunder or thereunder; or

10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered to any Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e)(i), 8.04 (but only to the extent arising from the failure of any Credit Party to preserve and keep in full force and effect its existence), 8.07, 8.12 or 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02 and clause (i) of this Section 10.03) and such default as described in this clause (ii) shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent or the Required Lenders; or

10.04 Default Under Other Agreements. (i) Any Credit Party or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations and Non-Recourse Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations and Non-Recourse Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, without any further notice (other than a notice of acceleration, if required) or any further lapse of time, such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations and Non-Recourse Indebtedness) of any Credit Party or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate principal amount of all such Indebtedness as described in preceding clauses (i) and (ii) is at least $100,000,000 (or, in the case of currencies other than Dollars, the Dollar equivalent thereof); or

10.05 Bankruptcy, etc. Any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries), and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries), or any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, bankruptcy, insolvency, receivership, administration, winding up or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries), or there is commenced against any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) any such proceeding under any such law of any jurisdiction which remains undismissed for a period of 60 days, or any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) suffers any appointment of any custodian, administrator, administrative receiver, receiver, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Subsidiaries (excluding Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or

10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64,         .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA , Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.07 Guaranties. Except in accordance with the express terms of the Subsidiaries Guaranty, the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Subsidiaries Guaranty, or any Guarantor shall default in the due performance or observance (beyond any applicable grace period) of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

10.08 Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (to the extent not paid or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments exceeds $50,000,000 (or, in the case of currencies other than Dollars, the Dollar equivalent thereof); or

10.09 Change of Control. A Change of Control shall occur;

10.10 [RESERVED]; or

10.11 Subordination Agreement. The Subordination Agreement or any material provision thereof shall cease to be in full force or effect as to any party thereto, or any party to the Subordination Agreement or Person acting by or on behalf of such party shall deny or disaffirm such party’s obligations thereunder, or any party to the Subordination Agreement shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant thereto;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur immediately and automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce the Subsidiaries Guaranty.

SECTION 11. Definitions and Accounting Terms.

11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean the acquisition of all or any portion of the assets (including Hotels) or all or any portion of the Capital Stock of any Person.

“Adjustment Date” shall have the meaning provided in Section 1.18(b).

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities, of a Person shall be deemed to be control.

“Agent” shall mean each of Bank of America, N.A. in its capacity as Administrative Agent and the Co-Syndication Agents in their capacity as Co-Syndication Agents; provided that for purposes of Section 12 (other than Section 12.09) and Section 13.01, the term “Agent” shall include the Co-Documentation Agents and the Lead Arranger.

“Agent Parties” shall have the meaning provided in Section 13.03(c).

“Agreement” shall mean this Credit Agreement, as modified, supplemented or amended (including any amendment and restatement hereof) from time to time.

“Applicable Margin” shall mean, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below under the respective Type of Loans or Fee and opposite the respective Ratings-Based Level (i.e., 1, 2, 3, 4 or 5, as the case may be) and Leverage-Based Level (i.e., I, II, III, IV or V, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as adjusted in accordance with subclauses (A), (B) and (C) of the immediately succeeding proviso and as set forth in the respective officer’s certificate delivered pursuant to Section 8.01(d)):

Ratings-Based Level	Unsecured Debt Rating	Leverage-Based Level	Consolidated Leverage Ratio	“Applicable Margin” for dollar Loans	“Applicable Margin” for Base Rate Loans

1	BBB+ or higher from S&P and Baa1 or higher from Moody’s	I	Less than 2.25:1.0	0.450%	0.000%

2	Ratings-Based Level 1 is not applicable and ratings of BBB or higher from S&P and Baa2 or higher from Moody’s	II	Greater than or equal to 2.25:1.0 and less than 3.00:1.0	0.500%	0.000%

3	Ratings-Based Levels 1 and 2 are not applicable and ratings of BBB- or higher from S&P and Baa3 or higher from Moody’s	III	Greater than or equal to 3.00:1.0 and less than 3.75:1.0	0.625%	0.000%

4	Ratings-Based Levels 1, 2 and 3 are not applicable and ratings of BB+ or higher from S&P and Ba1 or higher from Moody’s	IV	Greater than or equal to 3.75:1.0 and less than 4.25:1.0	0.750%	0.0%

5	Ratings-Based Levels 1, 2, 3 and 4 are not applicable	V	Greater than or equal to 4.25:1.0	1.000%	0.0%

; provided that for purposes of calculations pursuant to the preceding table, (A) subject to clauses (B) and (C) below, if the Ratings-Based Level and the Leverage-Based Level at a given time under the foregoing table would result in the determination of different “Applicable Margins” at such time, then the “Applicable Margin” shall be determined by reference to that Level (i.e., either the Ratings-Based Level or the Leverage-Based Level) which would then result in a lower “Applicable Margin”, (B) at any time Ratings-Based Level 4 is in effect, the “Applicable Margins” determined pursuant to the foregoing table shall be no lower than those applicable when Leverage-Based Level 3 is in effect and (C) at any time Ratings-Based Level 5 is in effect, the “Applicable Margins” determined pursuant to the foregoing table shall be no lower than those applicable when Leverage-Based Level 4 is in effect; provided, further, that notwithstanding anything to the contrary contained above, (x) if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer’s certificates required by Section 8.01(d) showing the applicable Consolidated Leverage Ratio and Unsecured Debt Ratings on the relevant Test Date) on or prior to the respective date required by such Sections, then Ratings-Based Level 5 and Leveraged-Based Level V pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificates have been delivered showing that the pricing for the respective Margin Adjustment Period is at a Level which is less than Ratings-Based Level 5 and Leveraged-Based Level V (it being understood that, in the case of any late delivery of the financial statements and officer’s certificates as so required, the reduced Applicable Margin, if any, shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificates), and (y) Ratings-Based Level 5 and Leveraged-Based Level V pricing shall apply at all times when any Default or any Event of Default exists.

“Assets” means, with respect to any Person, all assets of such Person that would, in accordance with GAAP, be classified as assets of a company conducting a business the same as or similar to that of such Person, including without limitation, all hotels, mortgage loans, management agreements, franchise agreements, representation agreements, undeveloped land, joint ventures, hotel construction and available cash balances.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any Wholly-Owned Subsidiary of the Borrower of any Asset (including, without limitation, any Capital Stock or other securities of another Person, but excluding the sale by the Borrower of its own Capital Stock) of the Borrower or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business and (ii) any single sale of assets (or series of related sales of assets) which generates gross sale proceeds of less than $5,000,000.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Authorized Officer” of any Credit Party shall mean any of the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, any Vice-President, the Secretary or any Assistant Secretary of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

“B-1 Term Loan” shall have the meaning provided for in Section 1.01(a).

“B-1 Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “B-1 Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 10.

“B-1 Term Loan Maturity Date” shall mean June 29, 2009.

“B-1 Term Note” shall have the meaning provided for in Section 1.06(a).

“B-2 Term Loan” shall have the meaning provided for in Section 1.01(b).

“B-2 Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “B-2 Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 10.

“B-2 Term Loan Maturity Date” shall mean June 29, 2010.

“B-2 Term Note” shall have the meaning provided for in Section 1.06(a).

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” at any time shall mean the higher of (i) 1/2 of 1% in excess of the overnight Federal Funds Rate and (ii) the Prime Lending Rate.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benefitted Lender” shall have the meaning provided in Section 13.06(b).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in the last paragraph of Section 8.01.

“Borrowing” shall mean the borrowing by the Borrower of one Type of Loan of a single Tranche from all the Lenders with Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurodollar Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.11(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Cash Equivalents” means (i) Dollars, (ii) securities issued or directly fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, in each case having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean the occurrence of any of the following events: (i) any merger or consolidation of the Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Borrower, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the Capital Stock representing a majority of the total voting power of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the Capital Stock representing a majority of total voting power of the aggregate outstanding Capital Stock of the Borrower normally entitled to vote in the election of directors of the Borrower, (iii) during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower, or (iv) the sale or disposition, whether directly or indirectly, by the Borrower and/or its Subsidiaries (whether pursuant to a single transaction or series of related transactions) of all or substantially all of the assets owned by the Borrower and its Subsidiaries.

“Closing Date” shall mean the date (which shall occur on the Effective Date) on which the initial Borrowing of Loans hereunder occurs.

“Co-Documentation Agents” shall have the meaning provided in Section 12.01.

“Co-Syndication Agents” shall have the meaning provided in Section 12.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” shall mean either the B-1 Term Loan Commitment or the B-2 Term Loan Commitment, as the case may be.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto (i) to the extent actually deducted in determining said Consolidated Net Income, consolidated interest expense and provision for taxes for such period (excluding, however, consolidated interest expense and taxes attributable to Unconsolidated Joint Ventures of the Borrower and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated Net Income for such period (including in any event (and regardless of any contrary treatment under GAAP) the pro rata share of depreciation and amortization of Unconsolidated Joint Ventures of the Borrower and its Subsidiaries), and (iii) any non-recurring non-cash charges in such period to the extent that (A) such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of the Borrower (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) same were deducted in determining Consolidated Net Income for such period, and (y) subtracting therefrom, to the extent included in determining Consolidated Net Income for such period, the amount of non-recurring non-cash gains during such period; provided that (I) Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business and (II) to the extent any calculation pursuant to this Agreement is to be made on a Pro Forma Basis (for events other than the occurrence of the Transaction), such Consolidated EBITDA shall be further adjusted as provided in the definition of Pro Forma Basis for transactions occurring after the Closing Date.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all indebtedness (including principal, interest, fees and charges) of the Borrower and its Subsidiaries for borrowed money (including obligations evidenced by bonds, notes or similar instruments) and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses), (ii) the aggregate amount of all Capitalized Lease Obligations of the Borrower and its Subsidiaries, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), or (v) of this definition secured by any Lien on any property owned by the Borrower or any of its Subsidiaries, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) all Contingent Obligations of the Borrower or any of its Subsidiaries with respect to Indebtedness of the types described in clause (i), (ii), (iii) or (v) of this definition (regardless of any contrary treatment under GAAP) (it being understood, for avoidance of doubt, that such Contingent Obligations shall not include Contingent Obligations with respect to any undrawn portion of any letter of credit, even if there are unpaid and unreimbursed drawings in respect of a portion of such letter of credit), and (v) the aggregate amount of all unpaid and unreimbursed drawings in respect of letters of credit issued for the account of the Borrower and its Subsidiaries; provided that, for purposes of this definition, (w) the aggregate amount of Contingent Obligations of the Borrower or any of its Subsidiaries which are not included on the consolidated balance sheet of the Borrower shall be included in any calculation of Consolidated Indebtedness pursuant to preceding clause (iv) only to the extent such Indebtedness exceeds $250,000,000, (x) any Disqualified Preferred Stock of the Borrower issued after the Effective Date and any Preferred Stock of any of its Subsidiaries issued after the Effective Date shall be treated as Indebtedness, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Preferred Stock deemed to be a component of Consolidated Indebtedness, (y) the maximum amount of Indebtedness at any time outstanding as described in the last sentence of the definition of Indebtedness contained herein shall be added to, and form part of, Consolidated Indebtedness (regardless of any contrary treatment under GAAP) and (z) “Consolidated Indebtedness” (determined as otherwise required above in this definition) shall be reduced by the lesser of (x) the aggregate amount of all Segregated Funds at such time (in the case of Segregated Funds constituting Cash Equivalents, taking the fair market value thereof as reasonably determined by management of the Borrower) and (y) the aggregate principal amount of all Defeased Debt.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (in each case calculated without regard to any limitations on the payment thereof) plus, without duplication, (i) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period plus (ii) the product of (x) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock of the Borrower issued after the Effective Date and on any Preferred Stock of any of its Subsidiaries issued after the Effective Date paid, accrued or scheduled to paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between one and zero) of the Borrower as reflected in the audited consolidated financial statements of the Borrower for its most recently completed Fiscal Year, which amounts described in preceding clause (ii) shall be treated as interest expense of the Borrower and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP; provided that the amortization of deferred financing costs with respect to this Agreement and the Senior Notes shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein.

“Consolidated Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the then most recently ended Test Period; provided that to the extent any Acquisition or any Asset Sale has occurred after the Closing Date and during the relevant Test Period, Consolidated EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower for such period; provided that (without duplication of exclusions) (i) to the extent that Consolidated Net Income does not reflect net income (or loss) attributable to minority interests in Consolidated Subsidiaries that are not Wholly-Owned Subsidiaries of the Borrower, Consolidated Net Income shall (subject to succeeding clause (ii) of this proviso) be increased or decreased, as the case may be, by the amount of net income (or loss) attributable to such minority interests, (ii) the net income of any Subsidiary of the Borrower and any Unconsolidated Joint Venture of the Borrower or any of its Subsidiaries (to the extent otherwise included in determining Consolidated Net Income) shall be excluded to the extent that the declaration or payment of dividends and distributions by such Subsidiary or Unconsolidated Joint Venture, as the case may be, of net income is not permitted at the date of determination without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or Unconsolidated Joint Venture or their respective equityholders, as applicable, and (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or an Unconsolidated Joint Venture of the Borrower or any of its Subsidiaries, or all or substantially all of the property or assets of such Person are acquired by a Subsidiary or an Unconsolidated Joint Venture of the Borrower or any of its Subsidiaries, shall be excluded from such determination.

“Consolidated Net Tangible Assets” shall mean, at any time, the total consolidated assets of the Borrower and its Subsidiaries as same would be shown on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, provided that all intangible assets (including good will) shall be excluded in making such determination.

“Consolidated Subsidiary” shall mean, with respect to any Person, at any date, any Subsidiary of such Person, whose financial results would be consolidated in the financial statements of such Person in accordance with GAAP, if such statements were prepared as of such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Anything herein to the contrary notwithstanding, no agreement entered into by the Borrower or any of its Subsidiaries with respect to its acquisition of any direct or indirect interest in any Hotel (including any Real Property or Leasehold comprising a facility used in connection with the Timeshare Business), shall prior to the satisfaction in full of all conditions precedent to the obligations of such Person pursuant to the agreement, be deemed or construed to constitute a “Contingent Obligation” or “Indebtedness” of such Person hereunder, provided that pursuant to any such agreement, neither the Borrower nor any of its Subsidiaries is liable or responsible for and does not assume any development or construction risks. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement (including, without limitation, any management or franchise agreement), undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Credit Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, the Subsidiaries Guaranty, each Note and the Subordination Agreement.

“Credit Event” shall mean the making of any Loan.

“Credit Party” shall mean the Borrower and each Guarantor.

“Defeased Debt” shall mean any Indebtedness of the Borrower or any of its Subsidiaries which (i) is specifically designated by the Borrower as “Defeased Debt” pursuant to an officer’s certificate from an Authorized Officer of the Borrower delivered to the Administrative Agent and (ii) has been properly defeased in accordance with the terms of the documentation governing such Indebtedness.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disqualified Preferred Stock” shall mean any Preferred Stock of the Borrower other than Qualified Preferred Stock.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners, members or other holders of its Capital Stock or authorized or made any other distribution, payment or delivery of property or cash to its holders of Capital Stock as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Capital Stock outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Capital Stock of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Capital Stock); provided, however, that a dividend or distribution by such Person to the holders of one or more classes or series of its Capital Stock, shall not be deemed to be a dividend, if such dividend or distribution is payable solely in (i) shares of Capital Stock that is not Preferred Stock, or in rights, warrants or options to purchase such shares, or (ii) Rights. Without limiting the foregoing, “dividends” with respect to any Person shall also include (i) all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, in each case except to the extent (x) the same are paid in common stock of the Borrower or (y) such payments reduced Consolidated EBITDA and (ii) all payments (other than payments made in common stock of the Borrower) made at any time in respect of any Forward Equity Transactions.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower incorporated or organized in the United States or any State or territory thereof.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, financial institution, any fund or similar entity that regularly invests in bank loans and any other “accredited investor” (as defined in Regulation D of the Securities Act).

“End Date” shall mean, for any Margin Adjustment Period, the last day of such Margin Adjustment Period.

“Environmental Claims” means any and all administrative , regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Matters” shall have the meaning provided in Section 8.01(f).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) or for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (bearing interest at the Eurodollar Rate) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean the rate per annum that appears on page 3750 of the Dow Jones Markets Screen/or any successor page for Dollar deposits with maturities comparable to the Interest Period applicable to the Eurodollar Loans subject to the respective Borrowing commencing two Business Days thereafter as of 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of the respective Interest Period divided (and rounded, if necessary, upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate to be used for purposes of this definition shall be the interest rate per annum determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by DB at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of such Interest Period, divided (and rounded, if necessary, upward to the nearest whole multiple of 1/16 of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of February 10, 2006, among the Borrower, Starwood Hotel and Resorts, certain additional Dollar Revolving Loan Borrowers (as defined therein), certain additional Alternate Currency Revolving Loan Borrowers (as defined therein) and the lenders from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding subsidiaries of the Borrower as additional borrowers, guarantors or obligors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders; provided that (i) in no event shall any agreement evidencing refinancing or replacement Indebtedness in respect of any then Existing Credit Agreement be included within the definition of “Existing Credit Agreement”, unless such agreement is in the form of a bank credit agreement and (ii) for purposes of Section 13.12(c) only, the term “Existing Credit Agreement” shall mean the Existing Credit Agreement as otherwise defined above but without giving effect to any refinancing or replacement thereof.

“Existing Liens” shall have the meaning provided in Section 9.01.

“Existing Senior Notes” shall mean the “Senior Notes” identified as on Schedule 7.17 hereto.

“Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Fiscal Year” shall mean each fiscal year of the Borrower, which shall be required to end on December 31 of each calendar year.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code and which Plan, fund or similar program could result in liability or other obligation or lien to the Borrower, any Subsidiary of the Borrower or ERISA Affiliate.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower other than a Domestic Subsidiary.

“Foreign Subsidiary Borrower” shall mean each Foreign Subsidiary of the Borrower that is a borrower under the Existing Credit Agreement.

“Forward Equity Transactions” shall mean any arrangement or agreement by the Borrower or any of its Subsidiaries involving any forward equity sale, including, without limitation, any agreement pursuant to which funds are advanced to the Borrower or any Subsidiary thereof and pursuant to which the Borrower or any Subsidiary thereof is contractually obligated (or permitted) to, at a future date or dates, issue Capital Stock to satisfy its obligations under such agreement (whether or not said obligation may be satisfied through the delivery of cash in lieu of such Capital Stock).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination, except that, for purposes of Section 9 and all determinations of Applicable Margin, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2004 referred to in Section 7.03(a) of the Existing Credit Agreement (as in effect on the date hereof).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity duly exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means each Domestic Subsidiary that enters into a Subsidiaries Guaranty pursuant to Section 8.12.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definitions of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, which are regulated under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any applicable Environmental Law.

“Hotel” means any Real Property or Leasehold comprising an operating facility offering hotel or other lodging services.

“Hotel Business” shall mean (i) the hotel, resort, extended stay lodging, other hospitality, residential development, restaurant and health spa business (including the Timeshare Business), and (ii) any and all businesses that in the good faith judgment of the board of directors of the Borrower are reasonably related to, or may be used in connection with, the businesses described in preceding clause (i).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (excluding accounts payable and accrued expenses arising in the ordinary course of business), (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the stated amount of such Indebtedness), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding anything to the contrary contained above, all Forward Equity Transactions shall be deemed to constitute Indebtedness for purposes of this Agreement, with the amount of such Indebtedness at any time outstanding to be equal to the maximum amount of cash and/or fair market value of property which would be required to be delivered by the Borrower and its Subsidiaries at such time to satisfy in full their obligations under the respective Forward Equity Transactions.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Information” shall mean all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Insignificant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower (excluding any Credit Party) which (x) has (i) assets of not greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the consolidated revenues of the Borrower and its Subsidiaries for the Test Period then most recently ended and (y) if aggregated with all other Subsidiaries of the Borrower with respect to which an event described under Section 10.05 has occurred and is continuing, would have (i) assets of not greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the consolidated revenues of the Borrower and its Subsidiaries for the Test Period then most recently ended.

“Intercompany Debt” shall mean any Indebtedness, whether now existing or hereafter incurred, owed by any Credit Party to any other Credit Party or any other Subsidiary of the Borrower (including, without limitation, any Intercompany Existing Indebtedness owed by any Credit Party to any such Person).

“Intercompany Existing Indebtedness” shall have the meaning provided in Section 7.17.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 1.10.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Lead Arranger” shall have the meaning provided in the first paragraph of this Agreement.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 1.14 or 13.04(b).

“Lender Default” shall mean a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any State or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each B-1 Term Loan and each B-2 Term Loan.

“Managing Agents” shall have the meaning provided in Section 12.01.

“Margin Adjustment Period” shall mean each period which shall commence on the date occurring after the Effective Date on which the respective officer’s certificates are delivered pursuant to Section 8.01(d) and which shall end on the earlier of (i) the date of actual delivery of the next officer’s certificates pursuant to Section 8.01(d) and (ii) the latest date on which the next officer’s certificates are required to be delivered.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Change” means a material adverse change in any of (i) the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of the Credit Documents taken as a whole, (iii) the ability of the Borrower to repay its Obligations or to perform its obligations under any other Credit Document, (iv) the ability of the Guarantors, taken as a whole, to perform their obligations under the Subsidiaries Guaranty or (v) the rights and remedies of the Lenders or the Agents under the Credit Documents.

“Material Adverse Effect” means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the B-1 Term Loan Maturity Date or the B-2 Term Loan Maturity Date, as the case may be.

“Minimum Borrowing Amount” shall mean, for each Type and Tranche of Loans hereunder, the respective amount specified below:

(i) in the case of a Borrowing of Loans of either Tranche to be maintained as Eurodollar Loans, $10,000,000; and

(ii) in the case of a Borrowing of Loans of either Tranche to be maintained as Base Rate Loans, $10,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“NAIC” shall have the meaning provided in Section 1.11(c).

“Non-Defaulting Lender” shall mean any Lender that is not a Defaulting Lender.

“Non-Recourse Indebtedness” of any Person means all Indebtedness of such Person and its Subsidiaries with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse secured financing of real estate shall not, by itself, prevent any Indebtedness from being characterized as Non-Recourse Indebtedness, provided further that if a personal recourse claim is made in connection therewith, such claim shall not constitute Non-Recourse Indebtedness for the purpose of this Agreement.

“Note” shall mean each B-1 Term Note and each B-2 Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion” shall have the meaning provided in Section 1.07(a).

“Notice Office” shall mean the office of the Administrative Agent located at Bank of America, NA, 901 Main Street, 14th Floor, Dallas, TX  75202, Attention:  Sharon M. Tolin (Telephone:  214 209-0203, Fax:  214 290-9645), or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values or instruments to hedge and protect against fluctuations in the Borrower’s and/or its Subsidiaries cash flow and earnings from changes in financial markets.

“Payment Office” shall mean the office of the Administrative Agent located at Bank of America, NA, TX1-492-14-11, 901 Main Street, 14th Floor, Dallas, TX  75202, Attention:  Sharon M. Tolin (Telephone:  214 209-0203, Fax:  214 290-9645) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and any pension plan as defined in Section 3(2) of ERISA with respect to which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate could have any liability.

“Platform” shall have the meaning specified in the last paragraph of Section 8.01.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, as to any Person, for any events which occur subsequent to the commencement of a period for which the financial effect of such event is being calculated, and giving effect to the event for which such calculation is being made, such calculation as will give pro forma effect to such event as if same had occurred at the beginning of such period of calculation, and

(i) for purposes of the foregoing calculation, the transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four consecutive fiscal quarter period last ended before the occurrence of the respective event for which such pro forma effect is being determined (the “Reference Period”),

(ii) in making any determination with respect to the incurrence or assumption of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction referenced in clause (i) above (the “Transaction Date”), (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving indebtedness incurred for working capital purposes and not to finance any acquisition or the making of a Dividend) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (y) Consolidated Interest Expense of such Person attributable to interest or dividends on any Indebtedness, as the case may be, bearing floating interest rates should be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period and (z) Consolidated Interest Expense will be increased or reduced by the net cost (including amortization of discount) or benefit (after giving effect to amortization of discount) associated with the Interest Rate Protection Agreements, which will remain in effect for the twelve-month period after the Transaction Date and which shall have the effect of fixing the interest rate on the date of computation; and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Acquisition and any Asset Sale, in each case which occurred during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date, as if such Acquisition or Asset Sale, as the case may be, occurred on the first day of the Reference Period.

All pro forma determinations required above shall be determined in accordance with GAAP. For purposes of this definition, whenever pro forma effect is to be given to any occurrence or event, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Borrower.

“Projections” shall have the meaning provided in Section 5.10(i).

“Public Lender” shall have the meaning provided in the last paragraph of Section 8.01.

“Qualified Preferred Stock” shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before December 31, 2011, (iv) do not contain any covenants other than periodic reporting requirements, (v) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower or liquidations involving the Borrower, and (vi) do not provide for the conversion into, or the exchange for (unless at the sole discretion of the issuer thereof), debt securities.

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Effective Date.

“Rating Agencies” shall mean both S&P and Moody’s.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Period” shall have the meaning provided in the definition of Pro Forma Basis.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replaced Lender” shall have the meaning provided in Section 1.14.

“Replacement” shall have the meaning provided in Section 1.14.

“Replacement Lender” shall have the meaning provided in Section 1.14.

“Reply Date” shall have the meaning provided in Section 1.04(b).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Loans at such time represent an amount greater than 50% of the sum of all outstanding Loans of Non-Defaulting Lenders at such time.

“Requirements of Law” means, as to any Person, the certificate of incorporation or formation and by-laws or other organizational or governing documents of such Person, and all foreign federal, state and local laws, rules and regulations, including, without limitation, foreign federal, state or local securities, antitrust and licensing laws, all food, health and safety laws, and all applicable trade laws and requirements, including, without limitation, all disclosure requirements of Environmental Laws, ERISA and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person, its business or any of its property or to which such Person, its business or any of its property is subject.

“Revolver Repayment” shall have the meaning provided in Section 5.05.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.17.

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Senior Managing Agents” shall have the meaning provided in Section 12.01.

“Senior Note Documents” shall mean the Senior Notes and the other instruments, indentures, documents and agreements entered into in connection with the issuance of the Senior Notes, as the same may be amended, modified and or supplemented from time to time in accordance with the terms thereof.

“Senior Notes” shall mean shall mean any senior notes of the Borrower evidencing senior Indebtedness incurred or issued by the Borrower.

“Segregated Funds” shall mean cash and Cash Equivalents of the Borrower and/or its Subsidiaries which (i) are specifically designated by the Borrower for use solely to repay Defeased Debt pursuant to an officer’s certificate from an Authorized Officer of the Borrower delivered to the Administrative Agent and identifying the initial amount of the cash and Cash Equivalents to be so designated as “Segregated Funds” and (ii) if cash, are at all times held in one or more segregated accounts or trusts (and are not commingled with any other funds of the Borrower or its Subsidiaries) until utilized to repay in full the respective Defeased Debt for which such funds were so designated.

“Significant Acquisition” shall mean shall mean any Acquisition by the Borrower or any of its Subsidiaries involving aggregate consideration (including cash, Indebtedness assumed or incurred in connection therewith and the fair market value of all other consideration (determined in good faith by senior management of the Borrower) payable in connection therewith) of $250,000,000 or more.

“Significant Disposition” shall mean shall mean any Asset Sale which generates gross cash proceeds of at least $250,000,000.

“Specified Default” shall mean any Default existing pursuant to any of Sections 10.01, 10.05 or 10.09 of this Agreement.

“Start Date” shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

“Starwood Vacation” shall mean Starwood Vacation Ownership, Inc., a Florida corporation previously known as Vistana, Inc.

“Subordination Agreement” shall have the meaning provided in Section 5.06(b).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiaries Guaranty” shall have the meaning provided in Section 8.12.

“Tax Affiliate” means, as to any Person, (i) any Subsidiary of such Person and (ii) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” shall have the meaning provided in Section 7.07.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Test Date” shall mean the last day of each fiscal quarter ended after the Closing Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Third Party Existing Indebtedness” shall have the meaning provided in Section 7.17.

“Timeshare Business” shall mean (i) the acquisition, development, operation, management and sale of Vacation Resorts, including, without limitation, VOIs and (ii) providing customers who purchase VOIs at Vacation Resorts financing for such purposes (collectively, together with any and all business that in the good faith judgment of the board of directors of the Borrower or Starwood Vacation are materially related to the foregoing).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., B-1 Term Loans and B-2 Term Loans.

“Transaction” shall mean, collectively, (i) the Revolver Repayment, (ii) the entering into of the Credit Documents and the incurrence of Loans on the Closing Date and (iii) the payment of fees and expenses owing in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“Unconsolidated Joint Venture” means, with respect to any Person, at any date, any other Person in whom such Person holds Capital Stock but does not hold a majority of voting securities or otherwise hold a controlling stake, and such other Person accounted for in the financial statements of such Person on either an equity or cost basis of accounting and whose financial results would not be consolidated in the financial statements of such Person, if such statements were prepared in accordance with GAAP as of such date.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

“United States” and “U.S.” shall each mean the United States of America.

“Unsecured Debt Rating” means the rating assigned by a Rating Agency to the Borrower’s long-term senior unsecured Indebtedness (which Indebtedness may not be guaranteed).

“Unsecured Indebtedness” of any Person means any Indebtedness of such Person and its Subsidiaries for which the obligations thereunder are not secured or collateralized by a pledge of or other Lien on any Assets of such Person or its Subsidiaries.

“Vacation Resorts” shall mean the vacation ownership resorts acquired, developed, operated, managed and sold by Starwood Vacation and its Subsidiaries.

“VOIs” shall mean resorts having vacation ownership interests, interval ownership interests, timeshare estates, timeshare licenses, vacation clubs, right-to-use programs or other forms of vacation ownership programs.

“Wholly-Owned Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person which is both a Domestic Subsidiary and a Wholly-Owned Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person which is both a Foreign Subsidiary and a Wholly-Owned Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 12. The Agents.

12.01 Appointment. The Lenders hereby designate (v) Bank of America, N.A. as Administrative Agent, (w) The Bank of Nova Scotia, Citicorp North America, Inc. and The Royal Bank of Scotland, PLC as Co-Syndication Agents (the “Co-Syndication Agents”), (x) Calyon New York Branch, Bank of Tokyo-Mitsubishi UFJ, LTD, Deutsche Bank AG New York Branch and Wachovia Bank, National Association as Co-Documentation Agents (the “Co-Documentation Agents”), (y) JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd and Sumitomo Mitsui Banking Corporation, New York as Senior Managing Agents (the “Senior Managing Agents”) and (z) Banca Nationale Del Lavoro S.P.A. and Morgan Stanley Bank as Managing Agents (the “Managing Agents”) in each case to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, any Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

12.02 Nature of Duties. (a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. No Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose on any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Lead Arranger, the Co-Syndication Agents in their capacity as Co-Syndication Agents, the Senior Managing Agents in their capacity as Senior Managing Agents, the Managing Agents in their capacity as Managing Agents and the Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger, the Co-Syndication Agents in their capacity as Co-Syndication Agents, the Senior Managing Agents in their capacity as Senior Managing Agents, the Managing Agents in their capacity as Managing Agents and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Lead Arranger, the Co-Syndication Agents in their capacity as Co-Syndication Agents, the Senior Managing Agents in their capacity as Senior Managing Agents, the Managing Agents in their capacity as Managing Agents or the Co-Documentation Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Agents. Independently and without reliance upon any Agent (for purposes of this Section 12.03, the term “Agent” shall include all officers, directors, agents, employees and affiliates of the respective Agent), each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender and no holder of any Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

12.06 Indemnification. To the extent any Agent is not reimbursed and indemnified by the Credit Parties, the Lenders will reimburse and indemnify such Agent, its affiliates, and their respective officers, directors, agents and employees, in proportion to their respective “percentages” as used in determining the Required Lenders (for this purpose, determined as if there were no Defaulting Lenders at such time), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the such Agent’s gross negligence or willful misconduct.

12.07 Each Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by, or Removal of, the Agents. (a) Any Agent (including, without limitation, the Administrative Agent) may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Lenders and the Borrower. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below; provided that each of the Co-Syndication Agents may resign from the performance of its functions and duties hereunder at any time by giving notice to the Borrower, the Administrative Agent and the Lenders, which resignation shall take effect upon delivery of such notice. Furthermore, any Agent may be removed by the Required Lenders in the event that such Agent committed a willful breach of, or was grossly negligent in the performance of, its material obligations hereunder (as determined by a court of competent jurisdiction in a final, non-appealable decision).

(a) Except in the case of a resignation as provided in the proviso appearing in the second sentence of Section 12.09(a), upon any notice of resignation by, or the removal of, any Agent, the Required Lenders shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

(b) If a successor Agent shall not have been so appointed within such 30 day period, the resigning Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(c) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 40th day after the date such notice of resignation was given by the resigning Agent, the resigning Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(d) Upon a resignation or removal of any Agent pursuant to this Section 12.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. (a) The Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Agents’ local and foreign counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their syndication efforts with respect to this Agreement and of the Agents (and, after the occurrence of an Event of Default, each of the Lenders) in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for each Agent and each Lender); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities, obligations, losses, damages, penalties and claims with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as Agent) and its affiliates, and each officer, director, trustee, employee, representative, advisor and agent thereof (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments and suits, and all reasonable costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials at any Real Property, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against, in connection with or arising from, the Borrower, any of its Subsidiaries or any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of an Indemnified Person, to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable decision). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) .

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized (to the extent not prohibited by applicable law) at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices. (a) Except as otherwise expressly provided herein (and except as provided in Section 13.03(b) below), all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at c/o Starwood Hotels & Resorts Worldwide, Inc., 2231 E. Camelback Rd., Suite 400, Phoenix, Arizona 85016, Attention: Treasurer and c/o Starwood Hotels and Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604, Attention: General Counsel; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or any Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective (x) three Business Days after deposited in the mails, (y) one Business Day after delivered to the telegraph company, cable company or a recognized overnight courier, as the case may be, or (z) when sent by telex or telecopier, except that notices and communications to the Agents shall not be effective until received by the Agents. Notices delivered through electronic communications to the extent provided in Section 13.03(b) below, shall be effective as provided in such Section.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 1 or Section 4 if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) “Private Side” Designation, Etc. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any Credit Document without the prior written consent of the Agents and all the Lenders (except that, with the consent of the Required Lenders, the Borrower may assign or transfer its rights hereunder and under the other Credit Documents to which it is a party in connection with a merger or consolidation with or into another Person as contemplated by (and in accordance with the requirements of) Section 9.02) and, provided further, that, although any Lender may transfer or grant participations in its rights hereunder to any Eligible Transferee, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments and/or outstanding Loans hereunder except as provided in Section 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note beyond the applicable Maturity Date, or reduce the rate or extend the time of payment of interest (except in connection with a waiver of applicability of any post-default increase in interest rates) or Fees thereon or reduce the principal amount thereof (except to the extent repaid in cash) (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) or (b) shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), so long as the primary purpose of the respective amendments or modifications to the financial definitions was not to reduce the interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement (except that, with the consent of the Required Lenders, the Borrower may assign or transfer its rights hereunder in connection with a merger or consolidation with or into another Person as contemplated by (and in accordance with the requirements of) Section 9.02) and (iii) release any Guarantor from the Subsidiaries Guaranty (unless such Guarantor ceases to be a borrower and a guarantor under the Existing Credit Agreement) (it being understood, however, that the assumption by another Person of any Guarantor’s obligations under the Subsidiaries Guaranty in connection with a merger or consolidation of such Guarantor with such other Person as contemplated by (and in accordance with the requirements of) Section 9.02 shall not be construed to be a release of such Guarantor from its Guaranty). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Obligations hereunder to an Eligible Transferee which is (i) (a) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (b) to one or more Lenders or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor, or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.06 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iii) the consent of the Administrative Agent (not to be unreasonably withheld or delayed) shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above, (iv) at any time when no Specified Default or Event of Default is in existence, the approval of the Borrower shall be required (except with respect to assignments pursuant to clause (x) above), which approval shall not be unreasonably withheld or delayed, (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (vi) promptly after such assignment, the Borrower shall have received from the Administrative Agent notice of any such assignment and of the identity, nationality and applicable lending office of any such Eligible Transferee that is not a United States Person (as defined in Section 7701(a)(30) of the Code), together with the copy of the Assignment and Assumption Agreement relating thereto and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15 hereof. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the U.S. Internal Revenue Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s outstanding Obligations pursuant to Section 1.14 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.11 or 4.04 in excess of those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which are not in excess of those being charged by the respective assigning Lender prior to such assignment and any subsequent increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and any Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Tranche or with particular Obligations, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the other Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.05, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the other Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lender a participating interest in such portion of each such other Lender’s Loans and/or other Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which (x) require differing payments to be made with respect to the various Tranches of Loans or (y) prohibit payments in respect of any Tranche of Loans.

13.07 Calculations; Computations. (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).

(b) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.07, except as expressly otherwise provided herein, all calculations determining the “Applicable Margins”, compliance with Section 9 and the financial terms as used herein shall be made in accordance with GAAP.

(c) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of interest on Base Rate Loans) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT, IN THE CASE OF OTHER CREDIT DOCUMENTS, AS SPECIFICALLY OTHERWISE PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, each Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent shall give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly affected thereby, (i) extend the final scheduled maturity of any Loan or Note beyond the applicable Maturity Date, or reduce the rate or extend the time of payment of interest (except in connection with a waiver of applicability of any post-default increase in interest rates) or Fees thereon or reduce the principal amount thereof (except to the extent repaid in cash) (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) or (b) shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), so long as the primary purpose of the respective amendments or modifications to the financial definitions was not to reduce the interest or Fees payable hereunder), (ii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections set forth in the proviso below to such additional extensions of credit), (iii) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans are included on the Closing Date), (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement (except that, with the consent of the Required Lenders, the Borrower may assign or transfer its rights hereunder in connection with a merger or consolidation with or into another Person as contemplated by (and in accordance with the requirements of) Section 9.02) or (v) release any Guarantor from the Subsidiaries Guaranty (except in accordance with the express terms of the Subsidiaries Guaranty) (it being understood, however, that the assumption by another Person of any Guarantor’s obligations under the Subsidiaries Guaranty in connection with a merger or consolidation of such Guarantor with such other Person as contemplated by (and in accordance with the requirements of) Section 9.02 shall not be construed to be a release of such Guarantor from the Subsidiaries Guaranty); provided further, that, in addition to the consent of the Required Lenders required above, no such change, waiver, discharge or termination shall (x) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), or (y) without the consent of the respective Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.14 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided further, that in any event the Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained above in this Section 13.12, at any time prior to the exercise of any rights or remedies by the Administrative Agent pursuant to the last paragraph of Section 10 (including any automatic acceleration of the Loans in the circumstances contemplated thereby), in the event the Required Lenders under, and as defined in, the Existing Credit Agreement enter into any amendment, waiver or consent in respect of any provision of any affirmative covenant, negative covenant or event of default contained in the Existing Credit Agreement (or any definition as used in any such provision) for which a corresponding provision (or definition) exists in this Agreement, such amendment, waiver or modification shall apply automatically to such corresponding provision (or definition) of this Agreement, mutatis mutandi, without the consent of the Required Lenders and without any action by the Borrower, to the same extent as if such amendment, waiver or modification had been approved by the Required Lenders and the Borrower hereunder; provided that (w) no such automatic amendment, waiver or modification of any provision of this Agreement shall result from the operation of this Section 13.12 (c), unless such amendment, waiver or modification would (in the absence of this Section 13.12(c)) require only the approval of the Required Lenders (and not each Lender or each affected Lender), (x) notice of such amendment, waiver or consent shall have been given to the Administrative Agent as provided in Section 8.01(h), (y) any such amendment, waiver or consent in respect of the Existing Credit Agreement to be given effect hereby shall apply at all times equally to the Existing Credit Agreement in the manner such amendment, waiver or consent applies to this Agreement and (z) Section 8.12 shall not be subject to the provisions of this Section 13.12(c) (it being understood, however, that this subclause (z) shall not be construed to limit (i) the release of any Guarantor from the Subsidiaries Guarantees in accordance with the terms thereof or (ii) the ability of the Borrower to obtain an amendment to the Existing Credit Agreement that eliminates the subsidiary guarantees under the Existing Credit Agreement, the practical effect of which is to eliminate the requirement for the execution and delivery of the Subsidiaries Guaranty pursuant to Section 8.12).

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.11, 1.12, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement, the Notes and the other Credit Documents and the making and repayment of the Obligations (it being understood and agreed that all such indemnities shall also survive as to any Lender that has assigned all of its obligations hereunder pursuant to Section 13.04(b) with respect to the period of time in which such Lender was a “Lender” hereunder).

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.11, 1.12 or 4.04 in excess of those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note, if any, evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall, if requested, be issued to the assigning or transferor Lender and/or the new Lender. The Borrower jointly and severally agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16 [RESERVED](a) .

13.17 Confidentiality. (a)  Subject to the provisions of clause (b) of this Section 13.17, each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrower (other than to its employees, officers, directors, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section by such Lender, (b) to the extent such information was legally in possession of such Lender prior to its receipt from or on behalf of the Borrower or any of its Subsidiaries and was from a source not known to such Lender to be (x) bound by a confidentiality agreement with the Borrower or (y) otherwise prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (c) such information becomes available to such Lender from a source other than the Borrower or any of its Subsidiaries and such source is not known to such Lender to be (x) bound by a confidentiality agreement with the Borrower or (y) otherwise prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (d) as may be required or reasonably appropriate in any report, statement or testimony submitted to, or in response to a request from, any municipal, state or Federal governmental or regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board, the Federal Deposit Insurance Corporation, the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (e) as may be required or reasonably appropriate in response to any summons or subpoena or in connection with any litigation, (f) in order to comply with any Requirement of Law applicable to such Lender, (g) to any Agent or any other Lender, (h) to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors; provided that such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to keep such information confidential to the same extent required of the Lenders thereunder, and (i) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee shall have agreed to be subject to the provisions of this Section 13.17(a).

(b) The Borrower hereby acknowledges and agrees that each Lender may, in connection with the Transaction or the participation of such Lender pursuant to this Agreement and the other Credit Documents, share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender).

13.18 Patriot Act Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Act.

13.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the actions described on Schedule III shall be completed in accordance with the requirements of Schedule III. The provisions of Schedule III shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety.

All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required by Schedule III, rather than as otherwise provided in the Credit Documents). The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., as Borrower By:

Name:
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BANK OF AMERICA, N.A., Individually and as Administrative Agent By:

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By:

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SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF JUNE 29, 2007, AMONG STARWOOD HOTELS & RESORTS WORLDWIDE, INC., THE LENDERS FROM TIME TO TIME PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

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